EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                                           Three Months Ended
                                                                 June 30
                                                             1996       1995
Primary Earnings Per Share
Net income                                                 $ 2,212    $ 4,649
Preferred stock dividends                                        1          1

                                                           $ 2,211    $ 4,648

Shares outstanding
  Weighted average common shares                            12,341     12,341
  Net common shares issuable on
    exercise of stock options                                   12          6
  Average common shares outstanding
    as adjusted                                             12,353     12,347

Primary earnings per share                                    $.18       $.38


Fully Diluted Earnings Per Share
Net income                                                 $ 2,212    $ 4,649

Shares outstanding
  Average common shares as adjusted
    for primary computation                                 12,353     12,347
  Common shares issuable if the
    preferred stock was converted
    at the beginning of the year                                 4          5
  Additional common shares issuable
    on exercise of stock options                                 7
  Average common shares outstanding
    as adjusted                                             12,364     12,352

  Fully diluted earnings per share                            $.18       $.38












                                     -11-